Exhibit 99.1

Playtika Announces Closing of Debt Refinancing Resulting

in Over $80 Million Annual Cash Interest Savings

•	New $1.9 Billion Term Loan B and $600 Million of Senior Unsecured Notes to Replace Existing $2.375 Billion Term Loan B

•	Revolver Upsized to 5-year $600 Million Facility

•	Combined with IPO Proceeds, Company Has Approximately $1.5 Billion Available Liquidity

March 11, 2021

Playtika Holding Corp. (“Playtika”) today announced it has entered into a 7-year $1.9 billion Term Loan B, increased its Revolving Credit Facility to $600 million with a new 5-year maturity and consummated its previously announced offering of $600 million aggregate principal amount of its 8-year senior unsecured notes.

Playtika intends to use borrowings under the new Term Loan B, together with the net proceeds from the offering of the notes, to repay in full its existing $2.375 billion Term Loan B, to pay fees and expenses in connection with the refinancing transactions and for general corporate purposes, including working capital, operating expenses, capital expenditures, and the potential repayment of borrowings.

“We are pleased to take advantage of our healthy financial position and also leverage our recent successful IPO to refinance our Term Loan B,” said Craig Abrahams, Playtika’s President and Chief Financial Officer. “The refinancing is expected to generate significant savings. We anticipate that these transactions will reduce our annual cash interest by over $80 million, which should benefit our net income and earnings per share in 2021, as well as our free cash flow. With our current cash balance and upsized revolving credit facility, Playtika has approximately $1.5 billion in available liquidity at its disposal to further pursue growth investments and M&A opportunities.”

The new Term Loan B bears interest, at Playtika’s option, at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus 2.75% or at a base rate plus 1.75%, subject to one 0.25% step-down based on Playtika’s credit ratings. The Revolving Credit Facility bears interest, at Playtika’s option, at a rate equal to LIBOR plus 3.00% or at a base rate plus 2.00%, subject to three 0.25% step-downs based on Playtika’s first lien net leverage ratio. The senior unsecured notes bear interest at a fixed rate of 4.25%.

The notes and the related guarantees have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The notes and the related guarantees were sold only to persons reasonably believed to be “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless they are registered, the notes and the related guarantees may be sold only in transactions that are exempt from registration under the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Playtika

Playtika Holding Corp. is a leading mobile gaming company and monetization platform with over 34 million monthly active users across a portfolio of games titles. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has over 3,700 employees in 19 offices worldwide including Tel-Aviv, London, Berlin, Vienna, Helsinki, Montreal, Chicago, Las Vegas, Santa Monica, Newport Beach, Sydney, Kiev, Bucharest, Minsk, Dnepr, and Vinnytsia.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond Playtika’s control. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Playtika’s business, including, without limitation: the effect on anticipated interest savings of increases in variable rate indebtedness, as well as the risk factors set forth in the section entitled “Risk Factors” in Playtika’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are not a guarantee of future events, and actual events may differ materially from those made in or suggested by such statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue.” Any forward-looking statements in this press release are made only as of the date of this press release, and Playtika does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Contact

Investor Contact

Playtika

David Niederman

davidni@playtika.com

Press Contact

The OutCast Agency

Angela Allison

playtika@theoutcastagency.com